EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS NEW HOME ORDERS,

CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—July 6, 2005—William Lyon Homes (NYSE: WLS) announced today preliminary new home orders, closings and backlog information for the three and six months ended June 30, 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Number of new home orders:
California	738	630	1,319	1,464
Arizona	177	278	336	385
Nevada	239	219	372	370

	1,154	1,127	2,027	2,219

Average number of sales locations during period:
California	28	32	26	32
Arizona	6	7	6	5
Nevada	8	7	8	7

	42	46	40	44

Number of homes closed:
California	335	470	547	858
Arizona	171	107	297	169
Nevada	113	217	234	370

	619	794	1,078	1,397

Backlog of homes sold but not closed at end of period:
California	1,374	1,432
Arizona	521	423
Nevada	220	233

	2,115	2,088

New home orders for the three months ended June 30, 2005 were 1,154, an increase of 2% as compared to 1,127 for the three months ended June 30, 2004. New home orders for the six months ended June 30, 2005 were 2,027, a decrease of 9% as compared to 2,219 for the six months ended June 30, 2004.

The Company’s new home orders for the three and six months ended June 30, 2005 include 180 and 385 homes from 12 and 16 joint venture communities, respectively, compared to 276 and 649 homes from 14 joint venture communities for the three and six months ended June 30, 2004, respectively.

The Company’s number of new home orders per average sales location increased to 27.5 for the three months ended June 30, 2005 as compared to 24.5 for the three months ended June 30, 2004. The Company’s number of new home orders per average sales location increased slightly to 50.7 for the six months ended June 30, 2005, as compared to 50.4 for the six months ended June 30, 2004.

The Company’s cancellation rate for the three months ended June 30, 2005 was 13%, compared to 12% for the three months ended June 30, 2004. The Company’s cancellation rate for the six months ended June 30, 2005 was 13%, compared to 12% for the six months ended June 30, 2004.

The number of homes closed during the three months ended June 30, 2005 was 619, a decrease of 22% as compared to 794 for the three months ended June 30, 2004. The number of homes closed during the six months ended June 30, 2005 was 1,078, a decrease of 23% as compared to 1,397 for the six months ended June 30, 2004. Based on second quarter results, the Company currently anticipates that 2005 deliveries will be approximately 7-10% below 2004 deliveries. Because of adverse weather conditions in the first quarter which led to constructions delays, the Company anticipates that approximately 30% of the remaining 2005 deliveries will occur in the third quarter and approximately 70% will occur in the fourth quarter.

The Company’s backlog of homes sold but not closed was 2,115 at June 30, 2005, a slight increase of 1% as compared to 2,088 at June 30, 2004.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at June 30, 2005 had 41 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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